Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIFTOFF MOBILE, Inc.

The present name of the corporation is Liftoff Mobile, Inc. (the “Corporation”). The Corporation was incorporated under the name “Booster Parent Holdings, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on November 6, 2020 (as amended and/or restated prior to the date hereof, the “Existing Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Restated Certificate of Incorporation”), which amends, restates and integrates the provisions of the Existing Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Existing Certificate of Incorporation of the Corporation is hereby amended, restated and integrated to read in its entirety as follows:

ARTICLE I

Section 1.1. Name. The name of the Corporation is Liftoff Mobile, Inc. (the “Corporation”).

ARTICLE II

Section 2.1. Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”).

ARTICLE IV

Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 7,000,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”) and 700,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the stockholders entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is expressly required pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Upon this Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and each share of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time will be reclassified and converted into 1.3 issued, fully paid and nonassessable shares of Common Stock, without any action required on the part of the Corporation or the holders of such Common Stock (the “Reclassification”). The Reclassification shall be effected on a certificate by certificate basis or book entry by book entry basis, as applicable. No fractional shares of Common Stock will be issued in connection with the Reclassification. In lieu of fractional shares, for each certificate or book entry, as applicable, holders of such Common Stock will receive a cash payment equal to the fair value of such fractional shares (after aggregating all fractional shares such holder would otherwise be entitled to receive with respect to such certificate or such book entry), as determined in good faith by the Board (as defined below). From and after the Effective Time, certificates representing shares of Class A Common Stock or Class B Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time, if any, shall be deemed to represent the number of whole shares of Common Stock into which such shares of Class A Common Stock or Class B Common Stock shall have been reclassified pursuant to this Restated Certificate of Incorporation until such certificates shall be surrendered to the Corporation for transfer or exchange.

Section 4.2. Preferred Stock.

(A)
The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(B)
Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

Section 4.3. Common Stock.

(A)
Voting Rights.
(1)
Except as otherwise provided in this Restated Certificate of Incorporation or applicable law, each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally or holders of Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock). Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2)
Notwithstanding anything herein to the contrary, with respect to any amendment to this Restated Certificate of Incorporation that solely amends Annex A hereto:
i.
to reflect the amendment and/or restatement of one or more Stockholders Agreements (as defined below) effected in accordance with the terms of such Stockholders Agreements, the holders of Common Stock whose consent or approval is required to effect such amendments or restatements to the applicable Stockholders Agreements pursuant to the terms of such Stockholders Agreements shall be the sole and exclusive holders of Common Stock, as such, entitled to vote on such amendment to this Restated Certificate of Incorporation and all other holders of Common Stock, as such, and the holders of any other class or series of capital stock of the Corporation shall have no voting power on such amendment to this Restated Certificate of Incorporation; and
ii.
to add any additional Stockholders Agreement that may be entered into between the Corporation and one or more holders of shares of Common Stock from time to time, the holders of Common Stock party to such additional Stockholders Agreement added to Annex A hereto pursuant to such amendment to this Restated Certificate of Incorporation shall be the sole and exclusive holders of Common Stock, as such, entitled to vote on such amendment to this Restated Certificate of Incorporation and all other holders of Common Stock, as such, and the holders of any other class or series of capital stock of the Corporation shall have no voting power on such amendment to this Restated Certificate of Incorporation.
(B)
Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine.
(C)
Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder.

ARTICLE V

Section 5.1. Bylaws. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreements, in furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation. In addition, the Bylaws may be amended or repealed by the stockholders in any respect, and new bylaws may be adopted by the stockholders, by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VI

Section 6.1. Board of Directors.

(A)
Except as otherwise provided in this Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the applicable requirements of the Stockholders Agreements, (each in the form set forth on Annex A hereto, as amended and/or restated as provided for herein, collectively, the “Stockholders Agreements”), between the Corporation and each of parties thereto, the total number of directors constituting the Whole Board shall be determined from time to time exclusively by resolution adopted by the Board. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships.
(B)
Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreements, at any time when Blackstone (as defined in the applicable Stockholders Agreement) is entitled to designate a Designee (as defined in the applicable Stockholders Agreement), any newly-created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be), although less than a quorum, by a sole remaining director or, with the approval of Blackstone, by the stockholders (or, in the case of any newly created directorship or vacancy in respect of a Designee, by the Designating Stockholder (as defined in the applicable Stockholders Agreement) (acting in its own capacity or by or through its Designating Stockholder Representative (as defined in the applicable Stockholders Agreement)) entitled to fill such newly created directorship or vacancy (for the avoidance of doubt, such Designating Stockholder shall not require the approval of Blackstone to fill such vacancy). Subject to the rights granted to holders of one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreements, at any time when Blackstone ceases to be entitled to designate a Designee, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, or by a sole remaining director (or, in the case of any newly created directorship or vacancy in respect of a Designee, by the Designating Stockholder (acting in its own capacity or by or through its Designating Stockholder Representative) entitled to fill such newly created directorship or vacancy) (and otherwise not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting for the election of directors and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
(C)
Subject to the rights granted pursuant to the Stockholders Agreements, at any time when Blackstone is entitled to designate a Designee, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, provided that such affirmative vote shall include the approval of Blackstone. Subject to the rights granted pursuant to the Stockholders Agreements, in all other circumstances, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3)% of the voting power of the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding anything to the contrary herein, for so long as a Designating Stockholder (acting by or through its Designating Stockholder Representative) is entitled to designate or cause the appointment of a Designee, (i) no such Designee shall be removed without, in addition to any vote required herein or by applicable law, the affirmative vote of the holders of a majority of the outstanding shares beneficially owned by such Designating Stockholder and (ii) any such Designee shall cease be qualified as, and shall cease to be, a director upon delivery by such Designating Stockholder (acting by or through its Designating Stockholder Representative) of a written instrument advising that such Designee shall cease to serve as the Designee of such Designating Stockholder.
(D)
Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1 (A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1 (A) hereof, and the total number of directors constituting the Whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
(E)
Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide. Except as otherwise provided in this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or the Bylaws (as either may be amended and/or restated from time to time), directors of the Corporation shall be elected at each annual meeting of the stockholders and shall serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

ARTICLE VII

Section 7.1. Meetings of Stockholders. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreements, at any time when Blackstone is entitled to designate a Designee, any action required or permitted to be taken by the holders of stock of the Corporation may be taken by consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by Blackstone and the holders of outstanding shares of the relevant class or series, including Blackstone, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. At any time when Blackstone ceases to be entitled to designate a Designee, any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting by such holders unless such action is recommended by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken by consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chair of the Board or the Chief Executive Officer of the Corporation; provided, however, that at any time when a Designating Stockholder is entitled to designate a Designee, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board or the Chair of the Board at the request of such Designating Stockholder.

ARTICLE VIII

Section 8.1. Limited Liability of Directors and Officers. No director or officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal. All references in this Section 8.1 to a director shall be deemed to refer to such other person or persons, if any, who pursuant to a provision of this Restated Certificate of Incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred upon the Board by the DGCL.

ARTICLE IX

Section 9.1. Competition and Corporate Opportunities.

(A)
In recognition and anticipation that (i) members of the Board who are not employees of the Corporation or any its subsidiaries (“Non-Employee Directors”) and its respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (ii) the Designating Stockholders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors, the Designating Stockholders or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
(B)
To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated

Entities, the Designating Stockholders or any of their respective Affiliates and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX.
(C)
Notwithstanding the foregoing provision of this Article IX, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) of this Article IX shall not apply to any such corporate opportunity. In addition, notwithstanding anything to the contrary set forth herein, the provisions of this Section 9.1 shall not release any person who is or was an employee of the Corporation or any of its subsidiaries from any obligations or duties that such person may have pursuant to any other agreement that such person may have with the Corporation or any of its subsidiaries.
(D)
In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
(E)
For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of any Designating Stockholder, a Person that, directly or indirectly, is controlled by any of the Designating Stockholders, controls any of the Designating Stockholders or is under common control with any of the Designating Stockholders and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any Person that controls, is controlled by or under common control with a Person set forth in clause (A) whether directly or indirectly, and (C) any direct or indirect partner, stockholder, member, manager or other representative of any Person set forth in clauses (A) or (B); and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(F)
For the purposes of this Article IX, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing the restrictions on business combinations set forth in Article X of this Restated Certificate of Incorporation, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(G)
To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

Section 10.1. DGCL Section 203 and Business Combinations.

(A)
The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
(B)
Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)
prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
(2)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(3)
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
(C)
For purposes of this Article X, references to:
(1)
“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)
“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)
“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
i.
any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;
ii.
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
iii.
any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
iv.
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
v.
any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)
“control,” including the terms “controlling,” “controlled by” and “under common control with,” shall have the meaning set forth in Section 9.1(F).
(5)
“Designating Stockholder Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Designating Stockholder or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(6)
“Designating Stockholder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Designating Stockholder Direct Transferee or any other Designating Stockholder Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(7)
“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (a) any Designating Stockholder, any Designating Stockholder Direct Transferee, any Designating Stockholder Indirect Transferee or any of their respective Affiliates or successors, any Designating Stockholders acting together, or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(8)
“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:
i.
beneficially owns such stock, directly or indirectly; or
ii.
has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
iii.
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.
(9)
“person” means any individual, corporation, partnership, unincorporated association or other entity.

(10)
“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(11)
“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE XI

Section 11.1. Severability. If any provision or provisions of this Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation.

Section 11.2. Stockholders Agreements. Notwithstanding anything to the contrary herein, for so long as the Stockholders Agreements are in effect, (a) the Designating Stockholders and each Designating Stockholder Representative shall have and may exercise all such rights conferred upon them under the applicable Stockholders Agreement, including the rights to nominate directors and appoint or cause the appointment of one or more directors to fill any vacancies or newly created directorships, (b) the total number of directors constituting the Whole Board shall not be less than the minimum number of directors that all Designating Stockholders (acting in their own capacity or by or through their respective Designating Stockholder Representatives) are entitled to and actually so designate thereunder, and (c) the total number of directors constituting the Whole Board in effect at any time shall be automatically increased to the extent required to give effect to the exercise of rights of a Designating Stockholder (acting in its own capacity or by or through its Designating Stockholder Representative) under the Stockholders Agreements to designate for nomination, appoint or cause the appointment of a director.

ARTICLE XII

Section 12.1. Derivative Actions.

(A)
There is hereby established a committee of the Board designated as the “Litigation Demand Committee,” which shall have, and is hereby vested with, the sole and exclusive power and authority of the Board, to the fullest extent permitted by law, to investigate, review, consider and evaluate, and take and cause to be implemented all actions and make all such decisions and determinations with respect to, any demands to investigate or take any action with respect to any allegation or claim of any breach of fiduciary duty owed by any current or former director, officer, stockholder or other fiduciary of the Corporation or any affiliate thereof, as well as any other allegation or claim that may give rise to a derivative claim that may be brought by or on behalf of the Corporation or any affiliate thereof, including, without limitation, with respect to whether to initiate or decline to initiate any action, suit or proceeding, or to pursue, continue, move to dismiss, settle, compromise, resolve or take other action with respect to, any such demand or threatened or pending derivative action. Without limiting the foregoing power and authority so vested in the Litigation Demand Committee, the Litigation Demand Committee is authorized and empowered to exercise the full power and authority of the Board in connection with the exercise of the foregoing power and authority so vested in the Litigation Demand Committee, including, without limitation, the power and authority to engage such experts, counsel and advisors, including legal counsel and/or other advisors, as the Litigation Demand Committee may determine to be necessary, advisable, appropriate or desirable to assist in the discharge of its authority.
(B)
The Litigation Demand Committee shall be composed of the directors in office at any time and from time to time then appointed to the Litigation Demand Committee by the Board; provided, that a director shall only be qualified to serve on the Litigation Demand Committee if, prior to the director’s appointment to the Litigation Demand Committee, the Board has determined that such director satisfies the relevant criteria for determining director independence under any rules promulgated by any national securities exchange on which the Common Stock is listed for trading.
(C)
The Litigation Demand Committee may in its discretion (and, solely to the extent the Litigation Demand Committee deems warranted by the facts and circumstances in respect of any demand or threatened or pending derivative action for which a demand has been made to, or that is otherwise before, the Litigation Demand Committee, the Litigation Demand Committee shall) establish a subcommittee of the Litigation Demand Committee, which subcommittee shall have any or all of the powers and authority of the Litigation Demand Committee.

Section 12.2. Forum. Unless the Corporation selects or consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Unless the Corporation selects or consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any cause of action arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

* * *

This Restated Certificate of Incorporation shall become effective at 5:00 p.m. (Eastern Time) on [_______][___], [____].

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Susan Rickard Hansen, its General Counsel, this [____] day of [______], [____].

LIFTOFF MOBILE, INC.

By:
Name:	Susan Rickard Hansen
Title:	General Counsel and Corporate Secretary

ANNEX A